Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Omaha, Nebraska

November 5, 2018

CONTACT:   Craig Allen

Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Reports 60.2% increase in Third Quarter 2018 Revenues

Omaha, Nebraska – On November 5, 2018, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) reported the following results:

For the three months ended September 30, 2018

•	Total revenue increased approximately $9.8 million, or 60.2%, to $26.0 million in the third quarter 2018, compared to $16.2 million in the third quarter 2017,
•	Net income, basic and diluted, increased $0.20 per Unit, or 400.0%, to $0.25 per Unit in the third quarter 2018, compared to $0.05 per Unit in the third quarter 2017, and
•	Cash Available for Distribution increased $0.20 per Unit, or approximately 222.2%, to $0.29 per Unit in the third quarter 2018, compared to $0.09 per Unit in the third quarter 2017.

For the nine months ended September 30, 2018

•	Total revenue increased approximately $9.7 million, or 20.1%, to $58.2 million for YTD September 30, 2018, compared to $48.5 million for the comparable period in 2017,
•	Net income, basic and diluted, increased $0.17 per Unit, or 81.0%, to $0.38 per Unit for YTD September 30, 2018, compared to $0.21 per Unit for the comparable period in 2017, and
•	Cash Available for Distribution increased $0.15 per Unit, or 45.5%, to $0.48 per Unit for YTD September 30, 2018, compared to $0.33 per Unit for the comparable period in 2017.

The Partnership reported the following notable transactions during the third quarter of 2018

•Redemptions of three mortgage revenue bonds for approximately $17.6 million,

•Sold one MF Property for approximately $13.5 million,

•Increased its Investments in unconsolidated entities by approximately $18.9 million,

•Paid in full, and terminated, 24 long-term, fixed rate Term A/B Trusts related to M45 TEBS financing for approximately $208.7 million, and

•Received proceeds from the M45 TEBS financing of approximately $221.5 million.

The Partnership reported the following notable transactions for the nine months ended September 30, 2018

•Sold one MF Property for approximately $13.5 million,

•Increased its Investments in unconsolidated entities by approximately $38.0 million,

•Redemptions of 10 mortgage revenue bonds for approximately $39.0 million,

•Executed four new Term A/B Trusts for approximately $17.4 million,

•Paid in full, and terminated, 24 long-term, fixed rate Term A/B Trusts related to M45 TEBS financing for approximately $208.7 million, and

•Received proceeds from the M45 TEBS financing of approximately $221.5 million.

On September 25, 2018, the Partnership sold Jade Park, a 144-unit property, held in its MF Property portfolio, located in Daytona, Florida for $13.45 million.  ATAX realized a gross gain, before direct and indirect expenses, of approximately $4.1 million that was recognized in the third quarter of 2018.  In addition, Lake Forest, a 240-unit property contiguous to Jade Park, was sold by its owner on September 25, 2018. The mortgage revenue bond associated with Lake Forest and held by ATAX was redeemed.  ATAX realized interest, contingent interest and other income, before direct and indirect expenses, of approximately $10.4 million from this redemption in the third quarter of 2018.

“Our purchase of Jade Park in September 2016 was strategic in nature and was proven to be successful through the sales of Jade Park and Lake Forest,” said Chad Daffer, Chief Executive Officer of ATAX.  “These sales represent a significant event for the Partnership and our Unitholders benefit from the positive outcome of these transactions.”

On August 8, 2018, the Partnership and its newly created consolidated subsidiary, ATAX TEBS IV, LLC (the “2018 Sponsor”), entered into a long-term debt financing facility provided through the securitization of 25 mortgage revenue bonds with an initial par value of approximately $260.6 million owned by the 2018 Sponsor pursuant to the M45 TEBS financing. The M45 TEBS financing facility provides the Partnership with a long-term, sixteen year fixed-rate facility.

The M45 TEBS financing is structured such that the Partnership, through the 2018 Sponsor, transferred ownership of the 25 mortgage revenue bonds to Freddie Mac to be securitized into a TEBS Trust. Freddie Mac then issued Class A and Class B Freddie Mac Multifamily Fixed Rate Certificates (collectively, the “TEBS Certificates”), which represent beneficial interests in the securitized assets. The Class A TEBS Certificates were sold to an unaffiliated investor and have an aggregate initial par value of approximately $221.5 million. The Class B TEBS Certificates are retained by the 2018 Sponsor and grant the Partnership rights to certain cash flows from the securitized assets after payment to the Class A TEBS Certificates and related trust fees, as well as certain other rights to the securitized assets.

“The M45 TEBS transaction is our fourth TEBS financing and is significant because we have been able to secure long-term, fixed-rate debt,” said Daffer.   “This transaction is significant because it is the first fixed-rate, long-term TEBS financing closed by the Partnerhip.  This further insulates us from increases in interest rates and is another component of the “fine tuning” of our balance sheet that has been successfully completed.”

On August 1, 2018, the Partnership initiated an At the Market (“ATM”) offering to sell up to $75.0 million of Beneficial Unit Certificates (“BUCs”) at prevailing market prices on the date of sale.  During September 2018, the

Partnership sold 67,333 BUCs under the ATM Program for net proceeds of approximately $384,000, net of issuance costs.

“We are pleased with the results of the ATM program,” said Daffer.  “This provides us with another option in our liquidity stack and allows us to raise capital without price dilution and at substantially reduced issuance costs.”

Disclosure Regarding Non-GAAP Measures

This report refers to Cash Available for Distribution (“CAD”), which is identified as a non-GAAP financial measure.  We believe CAD provides relevant information about our operations and is necessary along with net income for understanding our operating results.  Net income is the GAAP measure most comparable to CAD.  There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies.  Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure and should not be considered as an alternative to net income or net cash flows from operating activities which are calculated in accordance with GAAP, or any other measures of financial performance or liquidity presented in accordance with GAAP.  See the table at the end of this press release for a reconciliation of our net income as determined in accordance with GAAP and our CAD for the periods set forth.

Earnings Webcast/ Conference Call

The Partnership will host a Webcast/Earnings Call for Unitholders on Tuesday, November 6, 2018, at 4:30 p.m. Eastern Standard Time, to discuss its Third Quarter 2018 results.  Participants can access the Third Quarter 2018 Earnings Conference Call in one of two ways:

•	Webcast link: https://edge.media-server.com/m6/p/myejz2v8 for registration on Tuesday, November 6, 2018, approximately 30 minutes prior to the start of the earnings call, or

•	Participants may dial 1-855-854-0934, (direct 720-634-2907), Conference ID# 6299169 ten minutes before the earnings call is scheduled to begin, to listen to the audio portion only.

Following completion of the earnings call, a recorded replay will be available on the Partnership’s Investor Relations website at www.ataxfund.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GAAP to Non-GAAP Reconciliation of Partnership Net Income

The table below shows the calculation of CAD (and a reconciliation of the Partnership’s GAAP net income to CAD) for the three and nine months ended September 30, 2018 and 2017:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Partnership net income	$17,883,055	$3,545,483	$27,225,480	$14,943,745
Change in fair value of derivatives and interest rate derivative amortization	(91,679)	66,917	(1,088,060)	369,686
Depreciation and amortization expense	864,600	1,259,055	2,692,731	4,122,260
Impairment of securities	309,958	-	1,141,020	-
Impairment charge on real estate assets	150,000	-	150,000	-
Amortization of deferred financing costs	409,420	577,413	1,304,879	1,880,236
Restricted units compensation expense	622,227	550,390	1,372,384	1,160,123
Deferred income taxes	-	(9,000)	34,000	(374,000)
Redeemable Series A Preferred Unit distribution and accretion	(717,763)	(523,682)	(2,153,288)	(1,280,874)
Tier 2 Income distributable to the General Partner (1)	(2,074,381)	-	(2,074,381)	(1,120,625)
Bond purchase premium (discount) amortization (accretion), net of cash received	(3,513)	(26,270)	(11,419)	(76,518)
Total CAD	$17,351,924	$5,440,306	$28,593,346	$19,624,033

Weighted average number of Units outstanding, basic	59,907,123	59,811,578	59,989,585	59,904,078
Net income per Unit, basic	$0.25	$0.05	$0.38	$0.21
Total CAD per Unit, basic	$0.29	$0.09	$0.48	$0.33
Distributions per Unit	$0.125	$0.125	$0.375	$0.375

(1)

As described in Note 3 to the Partnership’s condensed consolidated financial statements, Net Interest Income representing contingent interest and Net Residual Proceeds representing contingent interest (Tier 2 income) will be distributed 75% to the limited partners and Unitholders as a class and 25% to the General Partner. This adjustment represents the 25% of Tier 2 income due to the General Partner.

For the three months ended September 30, 2018, the Partnership’s Tier 2 income consisted of $4.2 million of contingent interest from Lake Forest and a $4.1 million gain on sale of the Jade Park MF Property. For the three months ended September 30, 2017, Partnership did not report any Tier 2 income.

For the nine months ended September 30, 2018, the Partnership’s Tier 2 income consisted of $4.2 million of contingent interest from Lake Forest and a $4.1 million gain on sale of the Jade Park MF Property. For the nine months ended September 30, 2017, the Partnership’ Tier 2 income consisted of a $4.3 million gain on the sale of the Northern View MF Property and $219,000 from contingent interest received from Lake Forest, offset by a loss of $22,000 on the sale of land in St. Petersburg, FL.

There was no non-recurring CAD per Unit earned by the Partnership during the three and nine months ended September 30, 2018 and 2017.